Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment Nos. 96 and 98 to the Registration Statement on Form N-1A of Fidelity Advisor Series II: Fidelity Advisor Intermediate Bond Fund and Fidelity Advisor Mortgage Securities Fund of our report dated October 18, 2011 on the financial statements and financial highlights included in the August 31, 2011 Annual Reports to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts October 24, 2011